Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES UPDATE REGARDING STOCK OPTION MATTER

Boston, Massachusetts—May 30, 2006—American Tower Corporation (NYSE: AMT) today reported that a lawsuit purporting to be a securities class action was filed in United States District Court for the District of Massachusetts against American Tower Corporation and certain of its officers. This action alleges violations of the federal securities laws in connection with public statements by the Company relating to its stock option practices and related accounting. The Company announced on May 19, 2006 that it was conducting an internal review of its historic stock option granting practices. The Company intends to vigorously defend the lawsuit.

The Company also reported that a shareholder derivative lawsuit was filed in state court in Massachusetts by an individual identifying himself as a shareholder of the Company, purporting to act on behalf of the corporation, against certain current and former officers and directors for alleged breaches of fiduciary duties with respect to the Company’s historic stock option granting practices. In response to the derivative lawsuit, the Company’s board of directors plans to establish a special litigation committee to evaluate this lawsuit.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

This press release contains “forward-looking statements,” including statements regarding the Company’s review of its historical option practices and the inquiries, proceedings and lawsuits related to the Company’s stock option practices. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) the impact and outcome of the inquiries, proceedings and lawsuits, including the results of the reviews by the United States Attorney and the SEC; (2) the results of the review by the special committee; (3) the extent of any necessary corrections to the Company’s determinations of non-cash stock-based compensation expense; and (4) the impact on the Company’s financial statements of any such corrections; as well as other risks, relevant factors and uncertainties contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###